Exhibit 99.2

MF Global Ltd. Clarendon House 2 Church Street Hamilton HM 11, Bermuda Tel 441-296-1274

For Immediate Release

MF Global Names Karel Harbour as Chief Operating Officer

NEW YORK, December 15, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-listed futures and options, has promoted Karel Harbour to chief operating officer. Mr. Harbour, based in London, has most recently served as the chief operating officer for the company’s European entities.

“With more than 25 years of experience, Karel is ideally-suited to lead MF Global’s operations and adds to a strong senior leadership team that is intently focused on seizing opportunities ahead,” said Bernard W. Dan, chief executive officer, MF Global. “Karel will play a key role in creating a more scalable and flexible infrastructure that will enable us to provide our clients with a best-of-breed offering while expanding their access to markets and products around the world. Maximizing the value we create for clients will ultimately deliver higher returns to our shareholders.”

In this role, Mr. Harbour will assume responsibility for operations for all MF Global entities in more than a dozen countries worldwide and will report directly to the CEO. Mr. Harbour joined MF Global in 2002 through the acquisition of GNI Ltd. which he joined in 1983 and served in various positions, including deputy CEO.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

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Contacts:

Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com